Exhibit 99.1

Basin Water, Inc. Reports Higher First Quarter Sales and Increased Loss,

Which Results from Strategic Expansion of Corporate Resources to Support Growth

Rancho Cucamonga, Calif. – May 12, 2008 – Basin Water, Inc., (NASDAQ: BWTR) announced financial results for its first quarter ended March 31, 2008. Sales in the quarter rose 87% to $3.0 million, compared with $1.6 million in the year earlier quarter. Gross margins on system sales improved significantly compared with the prior year quarter.

The company also reported an increase in sales, general and administrative expenses to $5.7 million, which included a one-time severance expense of $1.0 million as a result of the resignation of our former Chairman and CEO. Excluding this charge, net selling, general and administrative expenses of $4.7 million increased $2.4 million over the prior year quarter, reflecting costs associated with strategic expansion of personnel and corporate resources necessary to support future revenue growth. As a result, the net loss for the quarter was $5.1 million, compared with a $2.2 million loss a year earlier.

Gross margins on system sales were 39% in the first quarter, excluding unabsorbed overhead expenses. Including unabsorbed overhead expenses, gross margins on system sales were 29%. Unabsorbed overhead expenses are defined as expenses that are not allocated to specific projects based on normalized production volumes.

“These results do not reflect our expectations for the year as a whole,” said Michael Stark, chief executive officer. “In recent months we have substantially expanded essential corporate personnel and resources. We now have proper management systems in place to support profitable growth in sales. As new sales are booked, organizational leverage will bring administrative expenses to appropriate levels as a percent of sales.”

“In the past year, we have broadened and strengthened our technological resources through an acquisition, a strategic alliance with Rohm and Haas, and a sales agreement with Purifics ES, Inc., so that today we can treat water flows ranging from low to medium to high, and we can now treat water for most listed contaminants.” he said. “For example, through our alliance with Purifics, we can offer customers photo catalytic technology that destroys pharmaceuticals, endocrine disruptors, and MTBE — all of which have been in the news recently as water supply contaminants of serious concern. We also have internally developed new technology that will allow us to regenerate and recycle resin that has become saturated with perchlorate, rather than having to incinerate the resin as is the standard practice today.”

“We also have created an array of new business systems and processes that give us much better control over our business. We have invested significantly in systems and people to create and support a robust organization that knows how to evaluate customer needs, design solutions, and implement them profitably. Additionally, we are transforming ourselves from a regional municipal water treatment company to a national business that serves both potable water and industrial markets,” he said.

For the quarter ended March 31, 2008, the company reported cash and cash equivalents of $27.3 million, compared with $35.5 million at the beginning of the quarter. That rate of use of cash is not expected to continue during the remainder of the year, Mr. Stark said, “Our higher than normal use of cash in the first quarter is due in part to our higher than normal SG&A expenses. The company believes it has sufficient cash to support its operations and execute its business model, without need either for borrowing or for an additional equity offering for the foreseeable future,” he said.

About Basin Water

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, and industrial process water. It provides reliable sources of drinking water for many communities, and the ability to comply with environmental standards and recover valuable resources from process and waste water streams. Basin Water has developed a proprietary, scalable ion-exchange treatment systems that effectively process contaminated water in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

# # #

CONTACT: Basin Water, Inc.

Tom Tekulve, 909-481-6800

Chief Financial Officer

www.basinwater.com

SOURCE: Basin Water, Inc.

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

Condensed Statement of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues:
System sales	$1,383	$929
Contract operations	1,605	678

Total Revenues	2,988	1,607
Cost of revenues
System sales	983	1,158
Contract operations	1,550	630
Depreciation	151	106

Total Cost of Revenues	2,684	1,894

Gross profit (loss)	304	(287)

Research and development expense	74	161
Selling, general and administrative expense	5,729	2,337

Loss from operations	(5,499)	(2,785)
Other income	356	628

Loss before taxes	(5,143)	(2,157)
Income tax benefit	—	—

Net loss	$(5,143)	$(2,157)

Net loss per share:
Basic	$(0.24)	$(0.11)
Diluted	$(0.24)	$(0.11)

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

Condensed Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS:
Cash and cash equivalents	$27,294	$35,456
Other current assets	18,150	17,236

Total current assets	45,444	52,692

Property, plant and equipment, net	14,541	14,300
Other assets	32,175	31,220

TOTAL ASSETS	$92,160	$98,212

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$2,326	$3,553
Other current liabilities	5,524	5,381

Total current liabilities	7,850	8,934

Long-term liabilities	9,557	9,989
Stockholders’ equity	74,753	79,289

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$92,160	$98,212

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to identify and consummate other acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members, the company’s ability to manage its capital to meet future liquidity needs, changes in the board of directors and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.